Exhibit 99.1

Contact: Lauri Wilks
704-455-3239
--For Immediate Release –

Speedway Motorsports Reports Record Results For The Fourth Quarter And

Year Ended December 31, 2005 And Provides Guidance for 2006

CONCORD, NC (February 22, 2006)—Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record fourth quarter and full year results for 2005. This represents the sixth consecutive year that the Company has reported record results.

Fourth quarter 2005 results include record total revenues of $152.5 million, net income of $34.2 million and diluted earnings per share of $0.77. Full year 2005 results include record total revenues of $544.1 million, net income of $108.1 million and diluted earnings per share of $2.45.

Fourth Quarter Comparison

For the fourth quarter 2005 as compared to 2004:

•	total revenues increased 72% or $64.0 million to $152.5 million;
•	net income increased $20.6 million to $34.2 million;
•	diluted earnings per share increased $0.46 to $0.77;
•	non-GAAP* net income increased $15.2 million to $28.8 million; and
•	non-GAAP* diluted earnings per share increased $0.34 to $0.65.

Full Year Comparison

For the full year 2005 as compared to 2004:

•	total revenues increased 22% or $97.5 million to $544.1 million;
•	net income increased 47% or $34.5 million to $108.1 million;
•	diluted earnings per share increased 45% or $0.76 to $2.45;
•	non-GAAP* net income increased 27% or $21.8 million to $102.7 million; and
•	non-GAAP* diluted earnings per share increased 26% or $0.48 to $2.33.

* The non-GAAP results exclude: (1) a fourth quarter 2005 after tax gain of $5.4 million or $0.12 per diluted share related to the resolution of insurance recoveries and damaged property and equipment claims associated with a July 2005 tornado at Atlanta Motor Speedway (AMS), and (2) a third quarter 2004 after tax charge of $7.3 million or $0.16 per diluted share related to the resolution of the Ferko litigation with NASCAR and International Speedway Corporation (ISC). A reconciliation of GAAP and non-GAAP results is provided below.

The direct comparability of fourth quarter 2005 results to 2004 is impacted by (1) Texas Motor Speedway hosting new NASCAR NEXTEL Cup and Busch Series racing events in the fourth quarter 2005 and an Indy Racing League Series racing event in the fourth quarter 2004 that was not held in 2005 and (2) AMS hosting a new NASCAR Craftsman Truck Series race in the fourth quarter 2005 and a NASCAR Busch Series race in the fourth quarter 2004 that was held in the first quarter 2005. Changes in race schedules at the Company’s speedways from time to time lessen the comparability of operating results between quarterly financial statements of successive years.

GAAP and Non-GAAP Reconciliation

The following financial information is presented using other than generally accepted accounting principles (“non-GAAP”) and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting GAAP basis amounts for certain items presented on the consolidated income statement net of income taxes. Because the adjustments relate to the AMS insurance recovery gain and charges for the Ferko settlement, management believes such information is useful and meaningful to investors, and is used by management, to assess the Company’s core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered alternatives to net income or diluted earnings per share determined in accordance with GAAP.

	Three Months		Year
	Ended Dec 31:		Ended Dec 31:
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Net Income	$34,181	$13,540	$108,135	$73,654
Non-GAAP Adjustments, Net of Tax:
AMS Insurance Recovery Gain (1)	(5,430)	—	(5,430)	—
Ferko Litigation Settlement (2)	—	—	—	7,278

Non-GAAP Net Income	$28,751	$13,540	$102,705	$80,932

Diluted Earnings Per Share	$0.77	$0.31	$2.45	$1.69
Non-GAAP Adjustments:
AMS Insurance Recovery Gain (1)	(0.12)	—	(0.12)	—
Ferko Litigation Settlement (2)	—	—	—	0.16

Non-GAAP Diluted Earnings Per Share )	$0.65	$0.31	$2.33	$1.85

(1) On July 6, 2005, a tornado struck Atlanta Motor Speedway causing significant damage to its facilities. Restoration progressed sufficiently to allow AMS to conduct its NASCAR NEXTEL Cup Series and other races as scheduled in October 2005. The Company’s settlement of insurance claims was substantially complete in the fourth quarter 2005. The 2005 results reflect a gain from insurance recoveries upon final resolution of insurance claims net of a recognized loss on damaged property and equipment.

(2) Represents a third quarter 2004 charge associated with the settlement of litigation between SMI, NASCAR and ISC resolving a lawsuit filed by Francis Ferko, as a SMI shareholder, against NASCAR and ISC. The Company was named as a necessary party to the lawsuit since the lawsuit was brought on the Company’s behalf by a shareholder. Applicable law required SMI to reimburse the plaintiff for litigation expenses incurred in successfully bringing this suit on behalf of SMI.

2005 Fourth Quarter Highlights

Fourth quarter highlights include Lowe’s Motor Speedway hosting larger year-over-year crowds at its Saturday night UAW-GM Quality 500 NASCAR NEXTEL Cup and Friday night Dollar General 300 NASCAR Busch Series racing events, despite the effects of Hurricanes Katrina and Rita. Also, Atlanta

Motor Speedway, newly restored after significant tornado damage in July 2005, hosted large crowds at its Bass Pro Shops MBNA 500 NASCAR NEXTEL Cup and EasyCare Vehicle Service Contracts 200 NASCAR Craftsman Truck Series racing events. Other fourth quarter highlights include Texas Motor Speedway hosting extremely successful Dickies 500 NASCAR NEXTEL Cup and O’Reilly Challenge NASCAR Busch Series racing events at its inaugural fall NASCAR weekend.

Motorsports Authentics Joint Venture and the Acquisition of Action Performance

As previously announced, Motorsports Authentics (MA), an equally-owned motorsports merchandising joint venture of the Company and ISC, purchased Action Performance Companies, Inc. (Action) for approximately $245 million in cash plus transaction costs in December 2005. Action is the leader in design, promotion, marketing and distribution of licensed merchandise with products including a broad range of motorsports related die-cast replica collectibles, apparel, gifts and other memorabilia, and has license agreements with many of the top NASCAR teams and drivers. The Company uses the equity method of accounting for its 50% ownership in Motorsports Authentics which has a November 30 fiscal year end. The Company has adopted the same fiscal year for reporting its share of MA’s operating results so that reporting periods coincide. For the fiscal year ended December 31, 2005, the Company’s share of MA’s operating results through November 30, 2005 was not significant.

2006 Earnings Guidance

William R. Brooks, chief financial officer and executive vice president of Speedway Motorsports, stated, “The Company estimates 2006 total revenues of $550-570 million, net income of $109-114 million, depreciation and interest of $61-66 million, and diluted earnings per share of $2.45-2.55 assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, changes in our non-core businesses, capital expenditures exceeding our current plans and other unforeseen factors.”

Stock Repurchase Program

During the year ended December 31, 2005, the Company has repurchased 283,000 shares of common stock for approximately $10.3 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares.

“Fiscal 2005 for Speedway Motorsports was our sixth consecutive year of record revenues and earnings, with exceptionally strong increases in company-wide sponsorship, luxury suite rentals, advertising and other corporate revenues over last year”, stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “Despite the effects of Hurricanes Katrina and Rita and rising fuel prices, SMI’s fourth quarter events were tremendously successful with larger crowds at Lowe’s Motor Speedway’s NASCAR NEXTEL Cup and Busch Series racing events and strong corporate and other event revenues for both Lowe’s and Texas Motor Speedway’s NASCAR fall weekend events.”

“Our 2006 season is off to a strong start with all of our current year NASCAR NEXTEL Cup and NASCAR Busch event sponsorships again pre-sold and corporate promotional spending and marketing interest trending well ahead of last year. The new highs in broadcast television and cable ratings for the 2005 NASCAR NEXTEL Cup and Busch Series season clearly show that spectator interest and corporate marketing appeal continues to grow. While the rating increases are good not only for future broadcasting revenues, the increasing media coverage and its expanding influence is driving fans to our speedways and generating corporate marketing and other merchandising opportunities.”

O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports, stated, “Our 2006 season looks stronger than ever with higher advance sales for Las Vegas Motor Speedway’s March NASCAR events, when we showcase their 8,000 new premium seats built for the overwhelming demand for NASCAR racing at Las Vegas. Also, Atlanta Motor Speedway is essentially a brand-new speedway, modernized into a state-of-the-art facility after suffering tornado damage, and SMI plans to build 12,000 new luxury front-stretch and premium club-style seats. Atlanta’s location in a top media market, their long-standing reputation of offering fans some of the best on-track competition in NASCAR, and the ongoing roadway expansion leading into and surrounding their facilities, represents an excellent long-term growth opportunity for us as well as advertisers and broadcasters.”

“We are well positioned for strong growth visibility in 2006 and beyond with these and other positive long-term factors that the markets are just beginning to embrace. There are tremendous opportunities surrounding motorsports entertainment from changing dynamics such as Toyota entering NASCAR racing, the untapped potential of expanding demographics, merchandising opportunities from Motorsports Authentics, and the successful format change for the NEXTEL Cup championship race. We believe these factors demonstrate the merits of SMI investing in first-class facilities and premium markets.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, petroleum and other commodity markets and associated profit margins, stock repurchases, financing needs, insurance, litigation, taxes and economic conditions. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 877-862-6505 (toll-free) or 706-645-9174 (toll). The reference number is 4041520. A web-cast of the call can be accessed at the Company’s website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 1:00PM (ET) February 22nd through midnight (ET) March 1st. The reference number is 4041520. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Twelve Months Ended December 31, 2005 and 2004

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
INCOME STATEMENT DATA	12/31/2005	12/31/2004	12/31/2005	12/31/2004

REVENUES:
Admissions	$43,647	$28,026	$177,352	$156,718
Event related revenue	48,802	30,170	168,359	137,074
NASCAR broadcasting revenue	35,619	21,086	140,956	110,016
Other operating revenue	24,477	9,245	57,401	42,711
Total Revenues	152,545	88,527	544,068	446,519
EXPENSES AND OTHER:
Direct expense of events	25,441	17,035	97,042	81,432
NASCAR purse and sanction fees	25,702	15,360	96,306	78,473
Other direct operating expense	24,098	7,480	52,227	37,662
General and administrative	17,662	14,146	73,281	65,152
Depreciation and amortization	9,466	8,778	37,607	35,524
Interest expense, net	5,411	5,544	21,890	19,886
AMS insurance recovery gain	(8,829)	—	(8,829)	—
Ferko litigation settlement	—	—	—	11,800
Other income, net	(1,272)	(12)	(1,360)	(2,819)
Total Expenses and Other	97,679	68,331	368,164	327,110
Income Before Income Taxes	54,866	20,196	175,904	119,409
Income Tax Provision	20,685	6,656	67,769	45,755
NET INCOME	$34,181	$13,540	$108,135	$73,654

BASIC EARNINGS PER SHARE	$0.78	$0.31	$2.46	$1.70
Weighted average shares outstanding	43,892	43,738	43,908	43,342

DILUTED EARNINGS PER SHARE	$0.77	$0.31	$2.45	$1.69
Weighted average shares outstanding	44,128	44,029	44,178	43,654

Major NASCAR-sanctioned Events Held During Period	5	4	19	17

Significant Fourth Quarter Race Schedule Changes:

•	Texas Motor Speedway hosted new NASCAR NEXTEL Cup and Busch Series racing events in the fourth quarter 2005 and an Indy Racing League Series racing event in the fourth quarter 2004 that was not held in 2005.
•	Atlanta Motor Speedway hosted a new NASCAR Craftsman Truck Series race in the fourth quarter 2005 and a NASCAR Busch Series race in the fourth quarter 2004 that was held in the first quarter 2005.

BALANCE SHEET DATA	12/31/2005	12/31/2004

Cash, cash equivalents and short-term investments	$120,910	$216,731
Total current assets	198,769	288,025
Property and equipment, net	979,652	913,987
Equity investments in associated entities	135,404	—
Goodwill and other intangible assets, net	162,638	157,917
Total assets	1,513,178	1,398,343

Deferred race event income, net	101,966	99,589
Total current liabilities	160,871	142,887
Revolving credit facility borrowings	50,000	50,000
Total long-term debt	430,235	427,149
Total liabilities	787,030	765,018
Total stockholders’ equity	$726,148	$633,325